INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. THIS PRELIMINARY PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THE SECURITIES DESCRIBED HEREIN NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

                                                FILED PURSUANT TO RULE 424(B)(2)
                                                       REGISTRATION NO. 33-99322
                             SUBJECT TO COMPLETION
            PRELIMINARY PROSPECTUS SUPPLEMENT DATED JANUARY 13, 1998
                    (TO PROSPECTUS DATED DECEMBER 20, 1995)

                                  $900,000,000

            [LOGO]
                                 NABISCO, INC.

 $300,000,000 [XXX]% NOTES DUE FEBRUARY 15, 2011, PUTABLE/CALLABLE FEBRUARY 15,
                                      2001
$300,000,000 [YYY]% NOTES DUE FEBRUARY 1, 2033, PUTABLE/CALLABLE FEBRUARY 1,
2003
        $300,000,000 [ZZZ]% NOTES DUE FEBRUARY 1, 2035, PUTABLE/CALLABLE FEBRUARY 1, 2005

    Nabisco, Inc., (the "Company"), will issue the [xxx]% Notes due February 15, 2011 (the "[xxx]% Notes"), the [yyy]% Notes due February 1, 2033 (the "[yyy]% Notes") and the [zzz]% Notes due February 1, 2035 (the "[zzz]% Notes") (the [xxx]% Notes, the [yyy]% Notes and the [zzz]% Notes are individually referred to herein as a "series of Notes" and are collectively referred to as the "Notes"). With respect to the [xxx]% Notes, interest on such Notes is payable semi-annually on February 15 and August 15 of each year, commencing August 15, 1998 and, with respect to the [yyy]% Notes and the [zzz]% Notes, interest on such Notes is payable on February 1 and August 1 of each year, commencing August 1, 1998.

    The [xxx]% Notes, the [yyy]% Notes and the [zzz]% Notes will be subject to mandatory redemption from the existing holders on February 15, 2001, February 1, 2003 and February 1, 2005, respectively, through either (i) the exercise of the applicable Call Option (as defined herein) by the applicable Callholder (as defined below) or (ii) in the event the applicable Callholder does not purchase the corresponding series of Notes pursuant to its Call Option, the automatic exercise of the applicable Put Option (as defined herein) by Citibank, N.A., as Trustee (the "Indenture Trustee"), on behalf of the holders. The "Callholder" with respect to the [xxx]% Notes will be Morgan Stanley & Co. Incorporated and with respect to the [yyy]% Notes and the [zzz]% Notes will be Union Bank of Switzerland, London Branch. If the applicable Callholder, or any successor or assign thereto, purchases the Notes pursuant to the applicable Call Option, the [xxx]% Notes, the [yyy]% Notes and the [zzz%] Notes will be purchased by the applicable Callholder from the holders thereof on

                                                        [CONTINUED ON NEXT PAGE]
    SEE "RISK FACTORS" BEGINNING ON PAGE S-3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES OFFERED HEREBY.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
                   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                              PRICE TO THE PUBLIC(1)        UNDERWRITING DISCOUNT(2)
                                            ---------------------------  -------------------------------
[xxx]% Notes..............................
Total.....................................
[yyy]% Notes..............................
Total.....................................
[zzz]% Notes..............................
Total.....................................

                                               PROCEEDS TO THE COMPANY(3)(4)
                                            -----------------------------------
[xxx]% Notes..............................
Total.....................................
[yyy]% Notes..............................
Total.....................................
[zzz]% Notes..............................
Total.....................................

------------------------------
(1) Plus accrued interest, if any, from             .
(2) The Company has agreed to indemnify the several Underwriters against certain liabilities under the Securities Act of 1933. See "Underwriting."
(3) Before deduction of expenses estimated to be $         .
(4) Includes consideration for the Notes and compensation for the Call Options.

    The Notes are offered severally by the Underwriters, as specified herein, subject to prior sale and subject to the Underwriters' right to reject orders in whole or in part. It is expected that the Notes will be ready for delivery in
book-entry form through the facilities of DTC, on or about January   , 1998.
                         ------------------------------
             The Managers for the Offering of the [xxx]% Notes are:
MORGAN STANLEY DEAN WITTER                                        UBS SECURITIES
ABN AMRO CHICAGO CORPORATION                                     LEHMAN BROTHERS
BANCAMERICA ROBERTSON STEPHENS                         CITICORP SECURITIES, INC.

             The Managers for the Offering of the [yyy]% Notes are:
UBS SECURITIES                                        MORGAN STANLEY DEAN WITTER
DEUTSCHE MORGAN GRENFELL                                    SALOMON SMITH BARNEY
BNY CAPITAL MARKETS, INC.                                         BT ALEX. BROWN

             The Managers for the Offering of the [zzz]% Notes are:
UBS SECURITIES                                        MORGAN STANLEY DEAN WITTER
CHASE SECURITIES INC.                                        MERRILL LYNCH & CO.
CIBC OPPENHEIMER                           CREDIT LYONNAIS SECURITIES (USA) INC.

          The date of this Prospectus Supplement is January   , 1998.

February 15, 2001, February 1, 2003 and February 1, 2005, respectively (each, a "Coupon Reset Date") at 100% of the entire principal amount thereof and the interest rate on such series of Notes will be reset (with respect to each series of Notes, a "Coupon Reset Rate") by the applicable Calculation Agent (as defined herein) effective on the applicable Coupon Reset Date pursuant to the applicable Coupon Reset Process (as defined herein). If the applicable Callholder for any reason fails to purchase a series of Notes on the applicable Coupon Reset Date, the Company will be required to repurchase the principal amount of the [xxx]% Notes, the [yyy]% Notes or the [zzz]% Notes, as the case may be, from the holders thereof on the applicable Coupon Reset Date at 100% of the principal amount thereof (with respect to each series of Notes, a "Put Option"). See "Description of the Notes--Call Option; Put Option." Ownership of the Notes will be maintained in book-entry form by or through The Depository Trust Company ("DTC"). Interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants.

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF NOTES TO STABILIZE THEIR PRICE, THE PURCHASE OF NOTES TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                USE OF PROCEEDS

    The net proceeds to the Company from the issuance of the Notes will be used for general corporate purposes, including the refinancing of commercial paper which had previously been issued for general corporate purposes. As of December 31, 1997, the Company's commercial paper bore an average interest rate of 6.17%.

                                  RISK FACTORS

    ABSENCE OF PUBLIC MARKET FOR THE NOTES

    The Notes will not be listed on a stock exchange. There will be no market for the Notes prior to their issuance, and there can be no assurance that a secondary market will develop or, if it does develop, that it will continue to provide holders of the Notes with liquidity of investment or will continue for the life of such Notes.

    GLOBAL SECURITIES

    The Notes will initially be represented by global securities deposited with, or on behalf of, DTC and will not be issued as individual definitive securities to their purchasers. Consequently, unless and until such individual definitive securities are issued, such purchasers will not be recognized as holders of the Notes under the Indenture (as defined below) and DTC will be the sole holder for all purposes under the Indenture and the Notes. Hence, until such time, such purchasers will only be able to exercise the rights of holders of the Notes indirectly through DTC and its respective participating organizations and, as a result, the ability of any such purchaser to pledge the Notes to persons or entities that do not participate in DTC's system, or to otherwise act with respect to such Notes, may be limited. See "Description of Securities-- Global Securities" in the accompanying Prospectus.

    THE COMPANY'S RELATIONSHIP WITH AFFILIATES

    CONTROL BY RJRN. RJR Nabisco, Inc. ("RJRN"), a wholly-owned subsidiary of RJR Nabisco Holdings Corp. ("RJRN Holdings"), owns 100% of the outstanding Class B Common Stock, par value $.01 per share (the "Class B Common Stock"), of Nabisco Holdings Corp. ("Nabisco Holdings"). The outstanding Class B Common Stock represents approximately 97.7% of the combined voting power of all of the outstanding Common Stock of Nabisco Holdings (the "Common Stock") as of December 31, 1997. The Company is a wholly-owned direct subsidiary of Nabisco Holdings and is therefore controlled by Nabisco Holdings. For as long as RJRN or RJRN Holdings continues to own beneficially shares of Common Stock representing more than 50% of the combined voting power of the Common Stock, RJRN Holdings, through RJRN or directly, will be able to direct the election of all of the members of Nabisco Holdings' board of directors and exercise a controlling influence over the business and affairs of Nabisco Holdings and its subsidiaries (including the Company), including any determinations with respect to mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness and the issuance of equity securities. Similarly, RJRN and RJRN Holdings will have the power to prevent a change in control of Nabisco Holdings and its subsidiaries. RJRN Holdings has advised Nabisco Holdings that its current intent is to continue to hold all of the Class B Common Stock beneficially owned by it, and the board of directors of RJRN Holdings has adopted resolutions setting forth RJRN Holdings' intention not to distribute the Class B Common Stock prior to December 31, 1998 if such distribution would cause the ratings of the senior indebtedness of RJRN to be reduced from investment grade to non-investment grade or if, after giving effect to such distribution, any publicly held senior debt of Nabisco Holdings would not be rated investment grade. However, the board of directors of Nabisco Holdings is aware that the board of directors of RJRN Holdings is committed to a spin-off of Nabisco Holdings at the appropriate time. RJRN Holdings has no agreement with Nabisco Holdings not to sell or distribute such shares, and there can be no assurance concerning the period of time during which RJRN Holdings will maintain its beneficial ownership of Common Stock. Beneficial ownership of at least 80% of the total voting power and value of Common Stock is required in order for RJRN Holdings to continue to include Nabisco Holdings in its consolidated group for federal income tax purposes, and ownership of at least 80% of the total voting power and 80% of each class of nonvoting capital stock is required in order for RJRN Holdings to be able to effect a tax-free spinoff of Nabisco Holdings.

    JOINT AND SEVERAL LIABILITY. Each member of a consolidated group for federal income tax purposes is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. For benefit plan purposes, Nabisco Holdings and its subsidiaries are part of RJRN Holdings' controlled group, which includes RJRN Holdings and its other subsidiaries. Under ERISA and federal income tax law, each member of the controlled group is jointly and severally liable for the funding and termination liabilities of RJRN Holdings' and its subsidiaries' tax-qualified defined benefit retirement plans as well as certain plan-related taxes. Accordingly, Nabisco Holdings and its subsidiaries could be liable under such provisions in the event any such liability is incurred, and not discharged, by any other member of RJRN Holdings' consolidated or controlled group. In addition, by virtue of its controlling beneficial ownership in Nabisco Holdings and the terms of the tax-sharing agreement entered into between Nabisco Holdings and RJRN Holdings, RJRN effectively controls all of the Company's tax decisions. Nabisco Holdings and RJRN Holdings have agreed to indemnify each other for their respective federal income tax obligations under such tax-sharing arrangements.

    INTERCOMPANY AGREEMENTS. RJRN or RJRN Holdings and Nabisco Holdings have also entered into certain intercompany agreements, including services and corporate agreements. Under the corporate agreement between Nabisco Holdings and RJRN Holdings, Nabisco Holdings and its subsidiaries may not take any action or enter into any commitment or agreement that may reasonably be anticipated to result in a contravention (or an event of default) under RJRN's credit or other agreements or under any law, regulation or court order applicable to RJRN Holdings or RJRN.

    CLAIMS OF OTHER CREDITORS

    Each holder of the Notes will be the holder of unsubordinated and unsecured obligations of the Company ranking PARI PASSU with all existing and future unsubordinated and unsecured obligations of the Company. The claims of each holder of a Note will be subordinated to the claims of holders of the debt of the Company's subsidiaries with respect to the assets of such subsidiaries. In addition, each holder of the Notes will be subordinated to the claims of holders of secured debt of the Company with respect to the collateral securing such claims, and claims of the Company as the holder of unsecured intercompany debt will be similarly effectively subordinated to the claims of holders of the secured debt of its subsidiaries. As of September 30, 1997, the Company had approximately $56,000,000 of secured debt and approximately $3,295,000,000 of unsecured debt ranking PARI PASSU with the Notes, after giving PRO FORMA effect to the Company's subsequent repurchase of debt securities with an aggregate principal amount of approximately $973,000,000 pursuant to a tender offer, the issuance of approximately $1,034,000,000 in short term debt and the issuance of the Notes (collectively, the "Pro Forma Events"). As of such date, the Company's subsidiaries had approximately $402,000,000 of debt (excluding debt owed to the Company or its other subsidiaries).

    LEVERAGE AND DEBT SERVICE

    At September 30, 1997, after giving effect to the Pro Forma Events, the Company, on a consolidated basis, had outstanding total debt (notes payable and long-term debt, including current maturities), total stockholder's equity and total capital (total debt and total stockholder's equity) of approximately $4,691,000,000, $4,150,000,000 and $8,841,000,000 respectively. Accordingly, the
Company's ratios of total debt to total stockholder's equity and total debt to total capital at September 30, 1997 were 1.13 to 1 and .53 to 1, respectively. Such ratios may continue to have the effect, generally, of restricting the ability of the Company to respond to changing business and economic conditions insofar as they affect the financial condition and financing requirements of the Company and its subsidiaries.

    EFFECT OF NABISCO CREDIT AGREEMENTS; TRANSFERS TO NABISCO HOLDINGS

    The Company and Nabisco Holdings are parties to certain credit agreements (the "Credit Agreements") which impose operating and financial restrictions on the Company and its subsidiaries by limiting their ability to incur indebtedness, engage in transactions with stockholders and affiliates, create liens, sell or dispose of certain assets and engage in mergers and consolidations. However, the Credit Agreements, the Notes, and the Company's other indebtedness do not restrict advances, dividends or other distributions by the Company to Nabisco Holdings. In general, the holders of the Notes have no claim on the assets of Nabisco Holdings, including the proceeds of any such advances, dividends or distributions. Nabisco Holdings is dependent on such advances, dividends and distributions to meet its obligations and to pay dividends to its stockholders because it is a holding company and substantially all of its assets consist of stock in the Company.

    LIMITATIONS ON ISSUANCE OF EQUITY SECURITIES

    The Credit Agreements, as well as certain other credit agreements to which RJRN and RJRN Holdings are a party, impose limits on the issuance of additional stock by Nabisco Holdings and the Company. In addition, the issuance of equity by Nabisco Holdings may also be limited by RJRN Holdings' interest in retaining at least 80% of the total voting power and value of the outstanding Common Stock of Nabisco Holdings for tax purposes.

    REMOTE EXPOSURE OF COMPANY ASSETS TO TOBACCO-RELATED LITIGATION

    Various legal actions, proceedings and claims are pending or may be instituted against R.J. Reynolds Tobacco Company ("RJRT"), a wholly-owned subsidiary of RJRN, or certain of its affiliates or indemnitees, including those claiming that lung cancer and other diseases have resulted from the use of or exposure to RJRT's tobacco products. In the event the ultimate outcome of such matters creates liabilities against RJRN which RJRT is unable to satisfy, it is possible that the plaintiffs would seek to hold RJRN responsible for such liabilities. If plaintiffs are successful in holding RJRN responsible and RJRN is otherwise unable to satisfy such liabilities, RJRN's shares of Nabisco Holdings Class B Common Stock could be among the assets of RJRN available to satisfy such liabilities. However, Nabisco Holdings and RJRN Holdings believe that the risk that Nabisco Holdings' or the Company's assets could be attached to satisfy such liabilities is remote. This belief is based on a factual analysis of the corporate structures of the Company, Nabisco Holdings, RJRT, RJRN and RJRN Holdings, and application of the general principles of law under which a corporation is ordinarily not responsible for obligations of a sister corporation.

                            DESCRIPTION OF THE NOTES

GENERAL

    THE FOLLOWING DESCRIPTION OF THE TERMS OF THE NOTES SUPPLEMENTS AND, TO THE EXTENT INCONSISTENT THEREWITH, REPLACES, THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF THE SECURITIES (AS DEFINED IN THE INDENTURE) SET FORTH IN THE ACCOMPANYING PROSPECTUS, TO WHICH DESCRIPTION REFERENCE IS HEREBY MADE.

    PRINCIPAL AMOUNTS

    The [xxx]% Notes, the [yyy]% Notes and the [zzz]% Notes are to be issued pursuant to an Indenture (together with any supplements thereto, the "Indenture"), dated as of June 5, 1995, between the Company and the Indenture Trustee, which is more fully described in the accompanying Prospectus. The aggregate principal amount of the Notes will be $900,000,000. The principal amount of the [xxx]% Notes, the [yyy]% Notes and the [zzz]% Notes will be $300,000,000, $300,000,000 and $300,000,000, respectively. The purchasers of interests in the Notes will not have the right to receive physical certificates evidencing their ownership except under the limited circumstances described in "Description of Securities--Global Securities" in the accompanying Prospectus. Settlement for the Notes will be made in immediately available funds. All payments of principal and interest on the Notes will be made by the Company in immediately available funds so long as the Notes are maintained in book-entry form. Beneficial interests in the Notes may be acquired, or subsequently transferred, only in denominations of $1,000 and integral multiples thereof. Each of the [xxx]% Notes, the [yyy]% Notes and the [zzz]% Notes is a separate series under the Indenture.

    INTEREST PAYMENTS AND INTEREST PAYMENT DATES

    The [xxx]% Notes, the [yyy]% Notes and the [zzz]% Notes will bear interest at the rate of [xxx]%, [yyy]% and [zzz]%, respectively, from January , 1998 to but excluding the applicable Coupon Reset Date. Interest on the [xxx]% Notes is payable semi-annually on February 15 and August 15 of each year, commencing August 15, 1998 and interest on the [yyy]% Notes and [zzz]% Notes is payable on February 1 and August 1 of each year, commencing August 1, 1998 (with respect to each series of Notes, an "Interest Payment Date"). Interest will be calculated based on a 360 day year consisting of twelve 30 day months. On each Interest Payment Date, interest shall be payable to the persons in whose name the Notes are registered on the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date (with respect to each series of Notes, a "Record Date"). "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York are authorized or obligated by law, executive order or governmental decree to be closed. If the applicable Callholder elects to purchase a series of Notes pursuant to the applicable Call Option, the applicable Calculation Agent (as defined below) will reset the interest rate of such series effective on the applicable Coupon Reset Date, pursuant to the Coupon Reset Process described below. In such circumstance, (i) the applicable series of such Notes will be purchased by the applicable Callholder, in whole but not in part, at 100% of the principal amount thereof on its applicable Coupon Reset Date, on the terms and subject to the conditions described herein (interest accrued to but excluding the Coupon Reset Date will be paid by the Company on such date to holders on the most recent Record Date), and (ii) on and after the applicable Coupon Reset Date, such series of Notes will bear interest at the rate determined by the applicable Calculation Agent in accordance with the procedures set forth under "--Coupon Reset Process" below.

    FINAL MATURITY DATES

    The [xxx]% Notes will mature on February 15, 2011 (the "[xxx]% Notes Final Maturity Date"), the [yyy]% Notes will mature on February 1, 2033 (the "[yyy]% Notes Final Maturity Date") and the [zzz]% Notes will mature on February 1, 2035 (the "[zzz]% Notes Final Maturity Date", together with the [xxx]%

Notes Final Maturity Date and the [yyy]% Notes Final Maturity Date, the "Final Maturity Dates"). On February 15, 2001, February 1, 2003 and February 1, 2005, holders of the [xxx]% Notes, the [yyy]% Notes and the [zzz]% Notes, respectively, will be entitled to receive 100% of the principal amount thereof from (i) the applicable Callholder if it purchases the applicable series of Notes pursuant to the applicable Call Option or (ii) the Company by exercise of the applicable Put Option by the Indenture Trustee for and on behalf of the holders of such series of Notes, if the applicable Callholder does not purchase such series of Notes pursuant to the applicable Call Option. If the applicable Call Option is not exercised or the applicable Call Price is not paid, the Indenture Trustee is required to exercise the Put Option applicable to the respective series of Notes without the consent of, or notice to, the holders of the Notes. See "--Call Option; Put Option."

CALL OPTION; PUT OPTION

    (I) CALL OPTION. The "Callholder" with respect to the [xxx]% Notes will be Morgan Stanley & Co. Incorporated and with respect to the [yyy]% Notes and the [zzz]% Notes will be Union Bank of Switzerland, London Branch. Pursuant to the terms of the [xxx]% Notes, the [yyy]% Notes and the [zzz]% Notes, the applicable Callholder has the right to purchase the applicable series of Notes, in whole but not in part, on the applicable Coupon Reset Date (with respect to each series of Notes, a "Call Option"), at a price equal to 100% of the principal amount thereof (with respect to each series of Notes, a "Call Price"), by giving notice to the Indenture Trustee (with respect to each series of Notes, a "Call Notice"). The Indenture Trustee shall send a copy of the Call Notice to the holders as required by the Indenture. Such Call Notice shall be given to the Indenture Trustee, in writing, prior to 4:00 p.m., New York time, no later than fifteen calendar days prior to the applicable Coupon Reset Date for the corresponding series of Notes. In the event the Callholder exercises its rights under the applicable Call Option for a series of Notes, (i) not later than 2:00 p.m., New York time on the Business Day prior to the applicable Coupon Reset Date, the Callholder shall deliver the applicable Call Price in immediately available funds to the Indenture Trustee for payment of the Call Price on the Coupon Reset Date and (ii) the holders of the applicable series of Notes will be required to deliver such Notes to the Callholder against payment therefor on the applicable Coupon Reset Date through the facilities of DTC. No holder of the Notes or any interest therein shall have any right or claim against the applicable Callholder as a result of the applicable Callholder not purchasing the Notes.

    Each Call Option with respect to a series of Notes provides for certain circumstances under which such Call Option may be terminated. If the Call Option relating to a series of Notes terminates or if the applicable Callholder fails to pay the Call Price to the Indenture Trustee at or prior to the required time, the Indenture Trustee shall exercise the Put Option described below. The Indenture Trustee shall send notice to the holders that it is exercising the Put Option as required by the Indenture.

    (II) PUT OPTION. If the applicable Callholder fails for any reason to purchase a series of Notes on the applicable Coupon Reset Date, the Indenture Trustee will be obligated to exercise the right of the holders of such series of Notes to require the Company to purchase such Notes, in whole but not in part, on the applicable Coupon Reset Date at a price equal to 100% of the principal amount thereof (for each series of Notes, a "Put Price"). By its purchase of a Note, each holder irrevocably agrees that the Indenture Trustee shall exercise the Put Option relating to such Note for or on behalf of the holder of such Note as provided herein. If the Indenture Trustee exercises the Put Option then the Company shall deliver the applicable Put Price in immediately available funds to the Indenture Trustee by no later than 12:00 p.m. on the Coupon Reset Date and the holders of the Notes will be required to deliver the Notes to the Company against payment therefor on the applicable Coupon Reset Date through the facilities of DTC. No holder of any series of Notes or any interest therein has the right to consent or object to the exercise of the Indenture Trustee's duties under the Put Option.

COUPON RESET PROCESS IF THE NOTES ARE CALLED

    Pursuant to the Indenture, Morgan Stanley & Co. Incorporated has been appointed the calculation agent for the [xxx]% Notes and UBS Securities LLC has been appointed the calculation agent with respect to the [yyy]% Notes and the [zzz]% Notes (each, in its capacity as calculation agent for a series of Notes, a "Calculation Agent") . With respect to each series of the Notes, if the applicable Callholder for such series of Notes has exercised the Call Option as set forth above, then the following steps (the "Coupon Reset Process") shall be taken in order to determine the interest rate to be paid on such series of Notes from and including such Coupon Reset Date to the applicable Final Maturity Date. The Company and the Calculation Agent shall use reasonable efforts to cause the actions contemplated below to be completed in as timely a manner as possible.

        (a) With respect to each series of Notes subject to the Coupon Reset Process, the Company shall provide the applicable Calculation Agent with a list (the "Dealer List"), no later than seven Business Days prior to the applicable Coupon Reset Date, containing the names and addresses of five dealers, one of which, in the case of the [xxx]% Notes, shall be Morgan Stanley & Co. Incorporated and one of which, in the case of the [yyy]% Notes and the [zzz]% Notes, shall be UBS Securities LLC, from which it desires the applicable Calculation Agent to obtain the Bids (as defined below) for the purchase of such Notes.

        (b) With respect to each series of Notes subject to the Coupon Reset Process, within one Business Day following receipt by the applicable Calculation Agent of the Dealer List, the Calculation Agent shall provide to each dealer ("Dealer") on the Dealer List (i) a copy of this Prospectus Supplement and the accompanying Prospectus, (ii) a copy of the form of such series of Notes and (iii) a written request that each such Dealer submit a Bid to the applicable Calculation Agent by 12:00 noon, New York City time, on the third Business Day prior to the Coupon Reset Date (a "Bid Date"). "Bid" shall mean an irrevocable written offer given by a Dealer for the purchase of a series of Notes, settling on the applicable Coupon Reset Date, and shall be quoted by such Dealer as a stated yield to maturity on such series of Notes ("Yield to Maturity"). With respect to each series of Notes subject to the Coupon Reset Process, each Dealer shall be provided with (i) the name of the Company, (ii) an estimate of the Purchase Price (which shall be stated as a US Dollar amount and be calculated by the applicable Calculation Agent in accordance with clause (c) below), (iii) the principal amount and maturity of such series of Notes and (iv) the method by which interest will be calculated on such Notes.

        (c) With respect to each series of Notes subject to the Coupon Reset Process, the purchase price to be paid by any Dealer for such series of Notes (the "Purchase Price") shall be equal to (i) the principal amount of such series of Notes plus (ii) a premium (the "Notes Premium") which shall be equal to the excess, if any, of (1) with respect to the [xxx]% Notes, (A) the discounted present value to the applicable Coupon Reset Date of a bond
    with a maturity of February 15, 2011 which has an interest rate of [   ]%,
    semi-annual interest payments on each February 15 and August 15, commencing August 15, 2001, and a principal amount of $300,000,000, and assuming a discount rate equal to the Treasury Rate over (B) $300,000,000, (2) with respect to the [yyy]% Notes, (A) the discounted present value to the applicable Coupon Reset Date of a bond with a maturity of February 1, 2033
    which has an interest rate of [   ]%, semi-annual interest payments on each
    February 1 and August 1, commencing August 1, 2003, and a principal amount of $300,000,000, and assuming a discount rate equal to the Treasury Rate over (B) $300,000,000 and (3) with respect to the [zzz]% Notes, (A) the discounted present value to the Coupon Reset Date of a bond with a maturity
    of February 1, 2035 which has an interest rate of [   ]%, semi-annual
    interest payments on each February 1 and August 1, commencing August 1, 2005, and a principal amount of $300,000,000, and assuming a discount rate equal to the Treasury Rate over (B) $300,000,000. With respect to the [xxx]% Notes, the "Treasury Rate" means the per annum rate equal to the offer side yield to maturity of the current on-the-run ten-year United States Treasury Security per Telerate page 500 at 11:00 a.m., New York time on the applicable Bid Date (or such other date that may be agreed upon by the Company and the applicable Calculation Agent) or, if such rate does not appear on Telerate page 500 at such time, the rates on GovPx End-of-Day Pricing at 3:00 p.m. on the applicable Bid Date. With respect to the [yyy]% and the [zzz]% Notes, the "Treasury Rate" means the per annum rate equal to the mid-point of the bid and offer side yield to maturity of the current on-the-run thirty-year United States Treasury Security per Telerate page 500 at 11:00 a.m., New York time on the applicable Bid Date (or such other date that may be agreed upon by the Company and the applicable Calculation Agent) or, if such rate does not appear on Telerate page 500 at such time, the rates on GovPx End-of-Day Pricing at 3:00 p.m. on the applicable Bid Date.

        (d) With respect to each series of the Notes subject to the Coupon Reset Process, the applicable Calculation Agent shall provide written notice to the Company by 12:00 noon, New York City time, on the Bid Date, setting forth (i) the names of each of the Dealers from whom the applicable Calculation Agent received Bids on the Bid Date, (ii) the Bid submitted by each such Dealer and (iii) the Purchase Price as determined pursuant to paragraph (c) hereof. Except as provided below, the applicable Calculation Agent shall thereafter select from the Bids received the Bid with the lowest Yield to Maturity (the "Selected Bid") and set the Coupon Reset Rate equal to the interest rate which would amortize the Notes Premium fully over the term of such Notes at the Yield to Maturity indicated by the Selected Bid, PROVIDED, HOWEVER, that if the applicable Calculation Agent has not received a timely Bid from a Dealer on or before the Bid Date, the Selected Bid shall be the lowest of all Bids received by such time and PROVIDED, FURTHER that if any two or more of the lowest Bids submitted are equivalent, the Company shall in its sole discretion select any of such equivalent Bids (and such selected Bid shall be the Selected Bid). The Calculation Agent will notify the Dealer that submitted the Selected Bid by 4:00 p.m. New York City time on the Bid Date.

        (e) With respect to each series of the Notes subject to the Coupon Reset Process, immediately after calculating the Coupon Reset Rate for such series of Notes, the applicable Calculation Agent shall provide written notice to the Company and the Indenture Trustee, setting forth such Coupon Reset Rate. The Coupon Reset Rate applicable to the [xxx]% Notes, the [yyy]% Notes and the [zzz]% Notes will be effective from and including the applicable Coupon Reset Date.

        (f) The applicable Callholder shall sell the applicable series of the Notes to the Dealer that made the Selected Bid at the Purchase Price for such series, such sale to be settled on the applicable Coupon Reset Date in immediately available funds.

    The Indenture provides that the applicable Calculation Agent for a series of Notes may resign at any time as Calculation Agent, such resignation to be effective ten Business Days after the delivery to the Company and the Indenture Trustee of notice of such resignation. In such case, the Company may appoint a successor Calculation Agent for such series of Notes.

    The applicable Calculation Agent for a series of Notes, in its individual capacity, may buy, sell, hold and deal such series of the Notes and may exercise any vote or join in any action which any holder of such series of Notes may be entitled to exercise or take as if it were not the applicable Calculation Agent. The applicable Calculation Agent, in its individual capacity, may also engage in any transaction with the Company as if it were not the applicable Calculation Agent.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of certain United States Federal income tax considerations relating to the purchase, ownership and disposition of the Notes by an initial holder of the Notes who purchases the Notes on the original issue date. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change. The discussion does not deal with all Federal tax considerations applicable to all categories of investors, some of which may be subject to special rules. In addition, this summary is limited to investors who will hold the Notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

    INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

    An opinion of tax counsel is not binding on the Internal Revenue Service (the "Service") or the courts. Prospective investors should note that no rulings have been or are expected to be sought from the Service with respect to any of the Federal income tax considerations discussed below, and no assurance can be given that the Service will not take contrary positions.

    TREATMENT OF NOTES

    In the opinion of special tax counsel to the Company, Skadden, Arps, Slate, Meagher & Flom LLP, although there is no authority on point characterizing instruments such as the Notes, and the matter is not free from doubt, the Notes should be treated as fixed rate debt instruments that mature on the Coupon Reset Date. Under this characterization, each holder should include in income the interest paid or accrued on the Notes in accordance with its usual method of accounting. Upon the sale, exchange, redemption or other disposition by a holder of the Notes, the holder should recognize capital gain or loss equal to the difference between the amount realized from the disposition of the Notes (exclusive of amounts attributable to the payment of accrued interest not previously included in income, which will be taxable as ordinary income) and the holder's adjusted tax basis in the Notes at the time of the sale, exchange, redemption or other disposition. A holder's adjusted tax basis in the Notes generally will equal the holder's purchase price for such Notes. Pursuant to recently enacted legislation, in the case of a holder who is an individual, any capital gain recognized on the disposition of the Notes will generally be subject to U.S. Federal income tax at a stated maximum rate of (i) 20%, if the holder's holding period in the Notes was more than 18 months at the time of such sale, exchange, redemption or other disposition, or (ii) 28%, if the holder's holding period in such Notes was more than one year, but not more than 18 months, at the time of such sale, exchange, redemption, or other disposition. The ability to use capital losses to offset ordinary income in determining taxable income is generally limited.

    However, the Notes may be treated by the Service or a court as maturing on the Final Maturity Date rather than the Coupon Reset Date. Because of the Coupon Reset Process, if the Notes were treated as maturing on the Final Maturity Date, holders would be subject to certain Treasury Regulations dealing with contingent debt obligations (the "Contingent Debt Regulations"). Under the Contingent Debt Regulations, each holder would be required (regardless of such holder's usual method of accounting) to include in income original issue discount for each interest accrual period in an amount equal to the product of the adjusted issue price of the Notes at the beginning of each interest accrual period and a projected yield to maturity of the Notes. The projected yield to maturity would be based on the "comparable yield" (I.E., the yield at which the Company would issue a fixed rate debt instrument maturing on the Final Maturity Date, with terms and conditions otherwise similar to those of the Notes), which will be higher than the stated interest rate available to the Notes prior to the Coupon Reset Date. In addition, the character of any gain or loss recognized on the sale, exchange, retirement or other disposition of the Notes could differ from that set forth in the preceding paragraph. For example, if the Contingent Debt Regulations applied, any gain recognized on the sale of Notes would be treated as interest income, while any losses would generally be ordinary to the extent of previously accrued original issue discount, and any excess would be capital loss. The ability to use capital losses to offset ordinary income in determining taxable income is generally limited.

    FOREIGN HOLDERS OF NOTES

    Interest paid to a holder that is not a United States person (a "Foreign Holder") generally will not be subject to the 30% withholding tax generally imposed with respect to U.S. source interest paid to such persons, provided that such holder is not engaged in a trade or business in the United States in connection with which it holds such Notes, does not bear certain relationships to the Company and fulfills certain certification requirements. Under such certification requirements, the holder must certify, under penalties of perjury, that it is not a "United States person" and is the beneficial owner of the Notes, and must provide its name and address. For this purpose, "United States person" means a citizen or resident of the United States, a corporation, partnership, or other entity created or organized in or under the laws of the United States or any State thereof (including the District of Columbia), an estate the income of which is includible in gross income for United States Federal income tax purposes, regardless of its source, or a trust subject to the primary supervision of a court within the United States and the control of one or more U.S. fiduciaries with respect to substantial decisions.

    A Foreign Holder generally will not be subject to United States Federal income tax with respect to any gain recognized upon the disposition of Notes unless (i) such gain is effectively connected with the conduct by the Foreign Holder of a trade or business in the United States, (ii) in the case of an individual holder, such Foreign Holder is present in the United States for 183 days or more in the taxable year during which the disposition occurs and certain other conditions are met or (iii) the Notes are treated as subject to the Contingent Debt Regulations and the holder fails to satisfy the certification requirements of the preceding paragraph.

    BACKUP WITHHOLDING

    Payments made on the Notes and proceeds from the sale of Notes will not be subject to a "backup" withholding tax of 31% unless, in general, the holder fails to comply with certain reporting procedures and is not an exempt recipient under applicable provisions of the Code.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the [xxx]% Notes Underwriting Agreement (the "[xxx]% Notes Underwriting Agreement"), the [yyy]% Notes Underwriting Agreement (the "[yyy]% Notes Underwriting Agreement") and the [zzz]% Notes Underwriting Agreement (the "[zzz]%) Notes Underwriting Agreement" and, together with the [xxx]% Notes Underwriting Agreement and the [yyy]% Notes Underwriting Agreement, the "Underwriting Agreements"), the Company has agreed to sell to each of the several Underwriters named below, and each of the Underwriters (for whom Morgan Stanley & Co. Incorporated and UBS Securities LLC are acting as joint book managers in the case of the [xxx]% Notes and for whom UBS Securities LLC and Morgan Stanley & Co. Incorporated are acting as joint book managers in the case of the [yyy]% Notes and the [zzz]% Notes) has severally agreed to purchase the principal amount of the [xxx]% Notes, the [yyy]% Notes and the [zzz]% Notes set forth opposite its name below:

UNDERWRITER                                             [XXX]% NOTES         [YYY]% NOTES         [ZZZ]% NOTES
---------------------------------------------------  -------------------  -------------------  -------------------
Morgan Stanley & Co. Incorporated..................
UBS Securities LLC.................................
ABN AMRO Chicago Corporation.......................
Chase Securities Inc...............................
Deutsche Morgan Grenfell Inc.......................
Lehman Brothers Inc................................
Merrill Lynch, Pierce, Fenner & Smith
  Incorporated.....................................
Salomon Brothers Inc...............................
BNY Capital Markets, Inc...........................
BT Alex. Brown Incorporated........................
BancAmerica Robertson Stephens.....................
CIBC Oppenheimer Corp..............................
Citicorp Securities, Inc...........................
Credit Lyonnais Securities (USA) Inc...............
    Total..........................................

    Under the terms of the Underwriting Agreements, the Underwriters are committed to take and pay for all of the Notes, if any are taken.

    The Underwriters propose to offer the Notes directly to the public at the initial public offering price set forth on the cover page hereof and in part to
certain securities dealers at such price less a concession of [   ]% of the
principal amount of the [xxx]% Notes, [   ]% of the principal amount of the
[yyy]% Notes and [   ]% of the principal amount of the [zzz]% Notes. The
Underwriters may allow, and such dealers may reallow, a concession not in excess
of [   ]% of the principal amount of the Notes to certain brokers and dealers.
After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the joint book managers.

    The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice.

    The Company will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the Underwriters may be required to make in respect thereof.

    The Underwriters may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids with respect to the Notes in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Over-allotment transactions involve syndicate sales of

Notes in excess of the offering size creating a syndicate short position. Stabilizing transactions permit bids to purchase the Notes so long as the bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Notes originally sold by such syndicate member are purchased in a syndicate covering transaction. Such over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids may cause prices of the Notes to be higher than they would otherwise be in the absence of such transactions. Neither the Company nor the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the Company nor the Underwriters make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    In the ordinary course of business, the Underwriters and their respective affiliates have and may in the future engage in investment banking and commercial banking transactions with the Company and certain of its affiliates.

                                 LEGAL MATTERS

    The validity of the Notes will be passed upon for the Company by James A. Kirkman III, Esq., Executive Vice President, General Counsel and Secretary of the Company. Mr. Kirkman owns options to purchase shares of Class A Common Stock which represent less than 0.1% of the currently outstanding shares of all classes of Nabisco Holdings Common Stock.

    Certain legal matters will be passed upon for the Underwriters by their counsel, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain Federal income tax matters will be passed upon for the Company by its special tax counsel, Skadden, Arps, Slate, Meagher & Flom LLP.

                                 NABISCO, INC.

            [LOGO]
                                DEBT SECURITIES

    Nabisco, Inc. (the "Company") may offer from time to time its debt securities in one or more series (the "Securities") with an initial public offering price of up to $1,000,000,000 (or the equivalent in foreign denominated currency or units based on or relating to currencies, including European Currency Units). The Company will offer Securities to the public on terms determined by market conditions. Securities may be issuable in registered form without coupons or in bearer form with or without coupons attached. Securities may be sold for U.S. dollars, foreign denominated currency or currency units; principal of and any interest on Securities likewise may be payable in U.S. dollars, foreign denominated currency or currency units--in each case, as the Company specifically designates. See "Description of Securities."

    The Securities will be general obligations of the Company and will rank PARI PASSU with all existing and future unsubordinated obligations of the Company. See "Description of Securities--Ranking."

    The accompanying Prospectus Supplement sets forth the specific designation, aggregate principal amount, purchase price, maturity, interest rate (or manner of calculation thereof), time of payment of interest (if any), listing (if any) on a securities exchange and any other specific terms of the Securities and the name of and compensation to each dealer, underwriter or agent (if any) involved in the sale of the Securities. The managing underwriters with respect to each series sold to or through underwriters will be named in the accompanying Prospectus Supplement.

                                  ------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                                  ------------

    The Securities may be offered directly to purchasers or through underwriters or through agents designated from time to time as set forth in the accompanying Prospectus Supplement. Net proceeds to the Company will be the purchase price in the case of the dealer, the public offering price less discount in the case of an underwriter or the purchase price less commission in the case of an agent--in each case, less other expenses attributable to issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for dealers, underwriters and agents.

                                  ------------

               The date of this Prospectus is December 20, 1995.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and also are available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information also can be inspected at the offices of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005, on which exchange certain of the Company's debt securities are listed and on which shares of the Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), of the Company's parent company Nabisco Holdings Corp. ("Nabisco Holdings") are listed.

    This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Securities. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents filed with the Commission are incorporated by reference and shall be deemed a part hereof:

        (a) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 1995 filed by the Company as amended by Form 10-Q/A dated November 1, 1995 (File No. 1-1021);

        (b) Current Report on Form 8-K filed by the Company on June 16, 1995 which includes the Company's annual report for the fiscal year ended December 31, 1994 (File No. 1-1021); and

        (c) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    Copies of the documents incorporated herein by reference (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents) may be obtained upon request without charge by persons, including beneficial owners, to whom this Prospectus is delivered. Requests should be made to Nabisco, Inc., Attention: Public Relations Department, 7 Campus Drive, Parsippany, New Jersey 07054, telephone number (201) 682-5000.

    IN CONNECTION WITH THE OFFERING OF CERTAIN SECURITIES, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OPEN MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

    The Company, one of the world's leading packaged foods businesses, operates in the United States, Canada, Latin America and certain other international markets. In the United States, the Company has leading market share positions in a variety of product categories, including cookies, crackers, packaged nuts, hard roll candy, steak sauce and dog snacks. The Company's domestic operations are comprised of the Nabisco Biscuit, Specialty Products, LifeSavers, Planters, Food Service and Fleischmann's Companies. Nabisco Ltd (formerly Nabisco Brands
Ltd), which conducts the Company's businesses in Canada through a biscuit division and a grocery division, is that country's largest cookie and cracker business and one of its leading producers of canned fruits, canned vegetables, baking powder and pet snacks. Nabisco International, Inc., which conducts the Company's businesses outside the United States and Canada, is one of the largest multinational packaged foods businesses in Latin America, with operations in 17 countries. Nabisco International, Inc. is a leading manufacturer and marketer of biscuits, baking powder, powdered desserts, industrial yeasts and processed milk products in many of the markets in which it operates. The Company's established and well-known trademarks include OREO, CHIPS AHOY!, NEWTONS, SNACKWELL'S, RITZ, PREMIUM, LIFESAVERS, PLANTERS, FLEISCHMANN'S, CREAM OF WHEAT, BLUE BONNET, A.1, GREY POUPON AND MILK-BONE.

    The Company is a wholly owned subsidiary of Nabisco Holdings. RJR Nabisco, Inc. ("RJRN"), a wholly owned subsidiary of RJR Nabisco Holdings Corp., owns 80.5% of the economic interest in Nabisco Holdings.

    The Company's principal executive offices are located at 7 Campus Drive, Parsippany, New Jersey 07054; its telephone number is (201) 682-5000.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The ratio of earnings to fixed charges for the nine months ended September 30, 1995 and for each of the periods in the five-year period ended December 31, 1994 are as follows:

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,            FOR THE YEARS ENDED DECEMBER 31,
                                                              -----------------  ------------------------------------------------
                                                                    1995            1994         1993         1992        1991
                                                              -----------------     -----        -----        -----     ---------
                                                                                     (DOLLARS IN MILLIONS)

Ratio of earnings to fixed charges(a).......................            2.1             1.8       --              1.0      --
Deficiency in the coverage of fixed charges
  by earnings before fixed charges(a).......................         --              --        $      (3)      --       $    (283)


                                                                1990
                                                              ---------

Ratio of earnings to fixed charges(a).......................     --
Deficiency in the coverage of fixed charges
  by earnings before fixed charges(a).......................  $    (756)

------------------------

(a) Earnings before fixed charges includes non-cash amortization of trademarks and goodwill for the nine months ended September 30, 1995 of $169 million, and for each year in the five year period ended December 31, 1994 of $224 million, $217 million, $211 million, $205 million and $204 million, respectively.

    For purposes of these computations, earnings before fixed charges consist of income (loss) before income taxes plus fixed charges. Income (loss) before income taxes includes amortization of trademarks and goodwill and depreciation expense. Fixed charges consist of interest on indebtedness and that portion of operating rental expense representative of the interest factor.

                                USE OF PROCEEDS

    Except as set forth in the Prospectus Supplement for a specific offering of Securities, the net proceeds from the sale of the Securities will be used for general corporate purposes, which may include refinancings of indebtedness, working capital, capital expenditures and acquisitions. Pending such uses, proceeds may be used to repay commercial paper or for short-term liquid investments.

                           DESCRIPTION OF SECURITIES

    The Securities will be issued under an Indenture dated as of June 5, 1995 between the Company and Citibank, N.A., as supplemented (the "Indenture"). The following description of certain provisions of the Indenture and the Securities summarizes the material terms thereof but does not purport to be complete, and such summary is subject to the detailed provisions of the Indenture to which reference is hereby made, including the definition of certain terms used herein, and for other information regarding the Securities. The Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Numerical references in parentheses below are to sections in the Indenture. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. Any Securities offered by this Prospectus and the accompanying Prospectus Supplement are referred to herein as the "Offered Securities."

GENERAL

    The Indenture provides for issuance of Securities by the Company in an unlimited amount from time to time. The Indenture does not limit the amount of additional indebtedness that the Company may incur and does not contain provisions which would afford the holders (the "Holders") of the Securities protection in the event of a decline in the Company's credit quality resulting from highly leveraged or other transactions involving the Company. However, the Indenture does limit the amount of additional Funded Debt (as hereinafter defined) that may be incurred by Restricted Subsidiaries (as hereinafter defined) of the Company to 10% of Consolidated Net Worth (as hereinafter defined).

    The Indenture provides that Securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies, including European Currency Units ("ECUs"). Special United States federal income tax considerations applicable to any Securities so denominated are described in the relevant Prospectus Supplement.

    Reference is made to the Prospectus Supplement for the following terms of and information relating to the Offered Securities (to the extent such terms are applicable to such Offered Securities): (i) the specific designation, aggregate principal amount, purchase price and denomination; (ii) currency or units based on or relating to currencies in which such Offered Securities are denominated and in which principal of, premium, if any, and any interest on such Offered Securities will or may be payable; (iii) any date of maturity; (iv) interest rate or rates (or the method by which such rate or rates will be determined), if any; (v) the dates on which any such interest will be payable; (vi) the place or places where the principal of, premium, if any, and any interest on the Offered Securities will be payable; (vii) any redemption, repayment or sinking fund provisions; (viii) whether the Offered Securities will be issuable in registered form or bearer form ("Bearer Securities") or both and, if Bearer Securities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Bearer Securities; (ix) any applicable United States federal income tax consequences, including whether and under what circumstances the Company will pay additional amounts on Offered Securities held by a person who is not a U.S. person (as defined in the Prospectus Supplement) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Offered Securities rather than pay such additional amounts; and (x) any other specific terms of the Offered Securities, including any additional events of default or covenants provided for with respect to such Offered Securities, and any terms which may be required by or be advisable under applicable laws or regulations.

    Securities may be presented for exchange and registered Securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Securities and the Prospectus Supplement. Subject to the limitations provided in the Indenture, such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith. Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

    Securities will bear interest at a fixed rate (a "Fixed Rate Security") or a floating rate (a "Floating Rate Security"). Securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted Securities or to certain Securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes are described in the relevant Prospectus Supplement.

    Securities may be issued, from time to time, with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such Securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, commodity, equity index or other factors. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable Prospectus Supplement.

RANKING

    The Securities, when issued, will rank PARI PASSU in right of payment with the senior indebtedness of the Company, including the obligations of the Company under its bank facilities, and senior in right of payment to any future subordinated debt of the Company. However, claims of Holders of the Securities will be effectively subordinated to the claims of holders of the debt of the Company's subsidiaries with respect to the assets of such subsidiaries. In addition, claims of Holders of the Securities will be effectively subordinated to the claims of holders of secured debt of the Company with respect to the collateral securing such claims, and claims of the Company as the holder of unsecured intercompany debt will be effectively subordinated to the claims of holders of the secured debt of its subsidiaries. The amount of debt which is PARI PASSU with the Securities, the amount of debt which is secured and the amount of debt to which holders of the Securities are effectively subordinated as of the end of the most recently completed fiscal quarter are included in the accompanying Prospectus Supplement or incorporated herein by reference.

    The Securities may, under certain circumstances, be equally and ratably secured with other senior indebtedness of the Company. See "--Certain Covenants of the Company--Restrictions on Liens."

GLOBAL SECURITIES

    The registered Securities of a series may be issued in the form of one or more fully registered global Securities (a "Registered Global Security") that will be deposited with a depositary (a "Depositary") or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series and registered in the name of the Depositary or a nominee thereof. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Securities of the series to be represented by such Registered Global Security or Registered Global Securities. Unless and until it is exchanged in whole or in part for Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. The Depositary currently accepts only Securities that are denominated in U.S. dollars.

    The specific terms of the depositary arrangement with respect to any portion of a series of Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

    Ownership of beneficial interests in a Registered Global Security will be limited to persons that have accounts with the Depositary for such Registered Global Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Securities represented by such Registered Global Security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of such Securities. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in registered Global Securities.

    So long as the Depositary for a Registered Global Security, or its nominee, is the owner of record of such Register Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Registered Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Securities represented by such Registered Global Security registered in their names, and will not receive or be entitled to receive physical delivery of such Securities in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Depositary for such Registered Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of record under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or if any owner of a beneficial interest in a Registered Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary for such Registered Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

    Payments of principal of, premium, if any, and any interest on Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    The Company expects that the Depositary for any Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium, if any, or interest in respect of such Registered Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Registered Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

    If the Depositary for any Securities represented by a Registered Global Security notifies the Company that it is at any time unwilling or unable to continue as Depositary or ceases to be eligible under applicable law, and a successor Depositary eligible under applicable law is not appointed by the Company within 90 days, the Company will issue such Securities in definitive form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Securities of such series in definitive form in exchange for all of the Registered Global Security or Registered Global Securities representing such Securities. Any Securities issued in definitive form in exchange for a Registered Global Security will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Registered Global Security. The Securities of a series may also be issued in the form of one or more bearer global Securities (a "Bearer Global Security") that will be deposited with a common depositary for Euro-clear and CEDEL, or with a nominee for such depositary identified in the Prospectus Supplement relating to such series. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of Securities to be represented by a Bearer Global Security will be described in the Prospectus Supplement relating to such series.

CERTAIN COVENANTS OF THE COMPANY

    The following restrictions apply to each series of Securities unless the terms of such series of Securities provides otherwise.

    RESTRICTIONS ON LIENS. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary (as defined herein) to, create, incur or suffer to exist any mortgage or pledge, as security for any indebtedness, on or of any shares of stock, indebtedness or other obligations of a Restricted Subsidiary (as defined herein) or any Principal Property (as defined herein) of the Company or a Restricted Subsidiary, whether such shares of stock, indebtedness or other obligations of a Restricted Subsidiary or Principal Property are owned at the date of the Indenture or thereafter acquired, unless the Company secures or causes such Restricted Subsidiary to secure the outstanding Securities equally and ratably with all indebtedness secured by such mortgage or pledge, so long as such indebtedness shall be so secured. This covenant shall not apply in the case of: (i) the creation of any mortgage, pledge or other lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property acquired after the date of the Indenture (including acquisitions by way of merger or consolidation) by the Company or a Restricted Subsidiary contemporaneously with such acquisition, or within 120 days thereafter, to secure or provide for the payment or financing of any part of the purchase price thereof, or the assumption of any mortgage, pledge or other lien upon any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property acquired after the date of the Indenture existing at the time of such acquisition, or the acquisition of any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property subject to any mortgage, pledge or other lien without the assumption thereof, PROVIDED that every such mortgage, pledge or lien referred to in this clause (i) shall attach only to the shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property so acquired and fixed improvements thereon; (ii) any mortgage, pledge or other lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property existing at the date of the Indenture; (iii) any mortgage, pledge or other lien on any shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property in favor of the Company or any Restricted Subsidiary; (iv) any mortgage, pledge or other lien on any Principal Property being constructed or improved securing loans to finance such construction or improvements; (v) any mortgage, pledge or other lien on shares of stock, indebtedness or other obligations of a Subsidiary or any Principal Property incurred in connection with the issuance of tax-exempt governmental obligations; and (vi) any renewal of or substitution for any mortgage, pledge or other lien permitted by any of the preceding clauses (i) through (v), PROVIDED, in the case of a mortgage, pledge or other lien permitted under clause (i), (ii) or (iv), the indebtedness secured is not increased nor the lien extended to any additional assets. (SECTION 4.3(A)) Notwithstanding the foregoing, the Company or any Restricted Subsidiary may create or assume liens in addition to those otherwise permitted by the preceding sentence of this paragraph, and renew, extend or replace such liens, PROVIDED that at the time of such creation, assumption, renewal, extension or replacement, and after giving effect thereto, Exempted Debt (as defined herein) does not exceed 10% of Consolidated Net Worth (as defined herein). (SECTION 4.3(B))

    RESTRICTIONS ON SALE AND LEASE-BACK TRANSACTIONS. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, sell or transfer, directly or indirectly, except to the Company or a Restricted Subsidiary, any Principal Property as an entirety, or any substantial portion thereof, with the intention of taking back a lease of such property, except a lease for a period of three years or less at the end of which it is intended that the use of such property by the lessee will be discontinued; PROVIDED that, notwithstanding the foregoing, the Company or any Restricted Subsidiary may sell any such Principal Property and lease it back for a longer period (i) if the Company or such Restricted Subsidiary would be entitled, pursuant to the provisions of Section 4.3(a) described above under "--Restrictions on Liens", to create a mortgage on the property to be leased securing Funded Debt (as defined herein) in an amount equal to the Attributable Debt (as defined herein) with respect to such sale and lease-back transaction without equally and ratably securing the outstanding Securities or (ii) if (A) the Company promptly informs the Trustee of such transaction, (B) the net proceeds of such transaction are at least equal to the fair value (as determined by Board Resolution of the Company) of such property and (C) the Company causes an amount equal to the net proceeds of the sale to be applied to the retirement, within 120 days after receipt of such proceeds, of Funded Debt incurred or assumed by the Company or a Restricted Subsidiary (including the Securities): PROVIDED further that, in lieu of applying all of or any part of such net proceeds to such retirement, the Company may, within 75 days after such sale, deliver or cause to be delivered to the applicable trustee for cancellation either debentures or notes evidencing Funded Debt of the Company (which may include the Securities) or of a Restricted Subsidiary previously authenticated and delivered by the applicable trustee, and not theretofore tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such notes or debentures, and a certificate of an officer of the Company (which shall be delivered to the Trustee) stating that the Company elects to deliver or cause to be delivered such debentures or notes in lieu of retiring Funded Debt as hereinabove provided. If the Company shall so deliver debentures or notes to the applicable trustee and the Company shall duly deliver such officer's certificate, the amount of cash which the Company shall be required to apply to the retirement of Funded Debt under this provision of the Indenture shall be reduced by an amount equal to the aggregate of the then applicable optional redemption prices (not including any optional sinking fund redemption prices) of such debentures or notes, or, if there are no such redemption prices, the principal amount of such debentures or notes; PROVIDED, that in the case of debentures or notes which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of the maturity thereof, such amount of cash shall be reduced by the amount of principal of such debentures or notes that would be due and payable as of the date of such application upon a declaration of acceleration of the maturity thereof pursuant to the terms of the indenture pursuant to which such debentures or notes were issued. (SECTION 4.4(A)) Notwithstanding the foregoing, the Company or any Restricted Subsidiary may enter into sale and lease-back transactions in addition to those otherwise permitted by this paragraph without any obligation to retire any outstanding Securities or other Funded Debt, provided that at the time of entering into such sale and lease-back transactions and after giving effect thereto, Exempted Debt does not exceed 10% of Consolidated Net Worth. (SECTION 4.4(B))

    RESTRICTIONS ON FUNDED DEBT OF RESTRICTED SUBSIDIARIES. The Indenture provides that the Company will not permit any Restricted Subsidiary (a) to create, assume or permit to exist any Funded Debt other than (i) Funded Debt secured by a mortgage, pledge or lien which is permitted to such Restricted Subsidiary under the provisions of Section 4.3(a) described above under "--Restrictions on Liens", (ii) Funded Debt owed to the Company or any Restricted Subsidiary, (iii) Funded Debt of a corporation existing at the time it becomes a Restricted Subsidiary, (iv) Funded Debt existing on the date of the Indenture, (v) Funded Debt created in connection with the issuance of tax-exempt governmental obligations and (vi) renewals, extensions or replacements of the foregoing; or
(b) to guarantee, directly or indirectly through any arrangement which is substantially the equivalent of a guarantee, any Funded Debt except for (i) guarantees existing on the date of the Indenture, (ii) guarantees which, on the date of the Indenture, a Restricted Subsidiary is obligated to give, (iii) guarantees of Funded Debt secured by a mortgage, pledge or lien which is permitted to such Restricted Subsidiary under the provisions of Section 4.3(a) described above under "--Restrictions on Liens" and (iv) renewals, extensions or replacements of the foregoing. (SECTION 4.5(A)) Notwithstanding the foregoing, any Restricted Subsidiary may create, assume or guarantee Funded Debt in addition to that otherwise permitted by this paragraph, and renew, extend or replace such Funded Debt, PROVIDED that at the time of such creation, assumption, guarantee, renewal, extension or replacement, and after giving effect thereto, Exempted Debt does not exceed 10% of Consolidated Net Worth. (SECTION 4.5(B))

CERTAIN DEFINITIONS

    The term "Attributable Debt" as defined in the Indenture means when used in connection with a sale and lease-back transaction referred to above under "--Restrictions on Sale and Lease-back Transactions", on any date as of which the amount thereof is to be determined, the product of (a) the net proceeds from such sale and lease-back transaction multiplied by (b) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in such sale and lease-back transaction (without regard to any options to renew or extend such term) remaining on the date of the making of such computation and the denominator of which is the number of full years of the term of such lease measured from the first day of such term.

    The term "Consolidated Net Worth" as defined in the Indenture means, at any date of determination, the consolidated stockholders' equity of the Company, as set forth on the then most recently available consolidated balance sheet of the Company and its consolidated Subsidiaries.

    The term "Exempted Debt" as defined in the Indenture means the sum, without duplication, of the following items outstanding as of the date Exempted Debt is being determined: (i) indebtedness of the Company and its Restricted Subsidiaries incurred after the date of the Indenture and secured by liens created or assumed or permitted to exist pursuant to Section 4.3(b) of the Indenture described above under "--Restrictions on Liens"; (ii) Attributable Debt of the Company and its Restricted Subsidiaries in respect of all sale and lease-back transactions with regard to any Principal Property entered into pursuant to Section 4.4(b) of the Indenture described above under "--Restrictions on Sale and Lease-back Transactions"; and (iii) Funded Debt of Restricted Subsidiaries created, assumed or guaranteed pursuant to Section 4.5(b) of the Indenture described above under "--Restrictions on Funded Debt of Restricted Subsidiaries".

    The term "Funded Debt" as defined in the Indenture means all indebtedness for money borrowed, including purchase money indebtedness, having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible, at the option of the obligor in respect thereof, beyond one year from the date of its creation.

    The term "Holder" or "Securityholder" as defined in the Indenture means the registered holder of any Security with respect to registered Securities and the bearer of any unregistered Security or any coupon appertaining thereto, as the case may be.

    "Original Issue Discount Security" as defined in the Indenture means any Security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to Section 6.2 of the Indenture.

    The term "Principal Property" as defined in the Indenture means land, land improvements, buildings and associated factory and laboratory equipment owned or leased pursuant to a capital lease and used by the Company or a Restricted Subsidiary primarily for processing, producing, packaging or storing its products, raw materials, inventories or other materials and supplies and located within the United States of America and having an acquisition cost plus capitalized improvements in excess of 2% of Consolidated Net Worth as of the date of such determination, but shall not include any such property financed through the issuance of tax exempt governmental obligations, or any such property that has been determined by Board Resolution not to be of material importance to the respective business conducted by the Company or such Restricted Subsidiary, effective as of the date such Board Resolution is passed.

    The term "Restricted Subsidiary" as defined in the Indenture means any Subsidiary organized and existing under the laws of the United States of America and the principal business of which is carried on within the United States of America which owns or is a lessee pursuant to a capital lease of any Principal Property and in which the investment of the Company and all its Subsidiaries exceeds 5% of Consolidated Net Worth as of the date of such determination other than: (i) each Subsidiary the major part of whose business consists of finance, banking, credit, leasing, insurance, financial services or other similar operations, or any combination thereof; and (ii) each Subsidiary formed or acquired after the date of the Indenture for the purpose of acquiring the business or assets of another Person and which does not acquire all or any substantial part of the business or assets of the Company or any Restricted Subsidiary; PROVIDED, HOWEVER that any Subsidiary may be declared a Restricted Subsidiary by Board Resolution, effective as of the date such Board Resolution is adopted; PROVIDED further that any such declaration may be rescinded by further Board Resolution, effective as of the date such further Board Resolution is adopted.

    The term "Subsidiary" as defined in the Indenture means with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock (as defined in the Indenture) is owned directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

RESTRICTIONS ON MERGERS AND SALES OF ASSETS

    Under the Indenture, the Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation with or merger with or into a Subsidiary or a sale, conveyance, transfer, lease or other disposition to a Subsidiary) or permit any Person to merge with or into the Company unless: (a) either (i) the Company shall be the continuing Person or (ii) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Securities and under the Indenture and the Company shall have delivered to the Trustee an opinion of counsel stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for in the Indenture relating to such transaction have been complied with and that such supplemental indenture constitutes the legal, valid and binding obligation of the Company or such successor enforceable against such entity in accordance with its terms, subject to customary exceptions; and (b) an officers' certificate and opinion of counsel to the effect that immediately after giving effect to such transaction, no Default (as defined in the Indenture) shall have occurred and be continuing. (SECTION 5.1)

EVENTS OF DEFAULT

    Events of Default defined in the Indenture with respect to the Securities of any series are: (a) the Company defaults in the payment of the principal of any Securities of such series when the same becomes due and payable at maturity, upon acceleration, redemption or mandatory repurchase, including as a sinking fund installment, or otherwise; (b) the Company defaults in the payment of interest on any Securities of such series when the same becomes due and payable, and such default continues for a period of 30 days; (c) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture with respect to any Security of such series or in the Securities of such series and such default or breach continues for a period of 30 consecutive days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of 25% or more in aggregate principal amount of the Securities of all series affected thereby; (d) an involuntary case or other proceeding shall be commenced against the Company or any Restricted Subsidiary with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Company or any Restricted Subsidiary under the federal bankruptcy laws as now or hereafter in effect; (e) the Company or any Restricted Subsidiary (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Restricted Subsidiary or for all or substantially all of the property and assets of the Company or any Restricted Subsidiary or (iii) effects any general assignment for the benefit of creditors; or (f) any other Event of Default established with respect to any series of Securities issued pursuant to the Indenture occurs. (SECTION 6.1)

    The Indenture provides that if an Event of Default described in clauses (a) or (b) of the immediately preceding paragraph with respect to the Securities of any series then outstanding occurs and is continuing, then, and in each and every such case, except for any series of Securities the principal of which shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Securities of any such affected series then outstanding under the Indenture (each such series treated as a separate class) by notice in writing to the Company (and to the Trustee if given by Securityholders), may declare the entire principal (or, if the Securities of any such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series established pursuant to the Indenture) of all Securities of such affected series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default described in clauses (c) or (f) of the immediately preceding paragraph with respect to the Securities of one or more but not all series then outstanding or with respect to the Securities of all series then outstanding occurs and is continuing, then, and in each and every such case, except for any series of Securities the principal of which shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Securities of all such affected series then outstanding under the Indenture (treated as a single class) by notice in writing to the Company (and to the Trustee if given by Securityholders), may declare the entire principal (or, if the Securities of any such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of such series established pursuant to the Indenture) of all Securities of all such affected series, and the interest accrued thereon, if any, to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable. If an Event of Default described in clause (d) or (e) of the immediately preceding paragraph occurs and is continuing, then the principal amount (or, if any Securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof established pursuant to the Indenture) of all the Securities then outstanding and interest accrued thereon, if any, shall be and become immediately due and payable, without any notice or other action by any Holder or the Trustee to the full extent permitted by applicable law. Upon certain conditions such declarations may be rescinded and annulled and past defaults may be waived by the Holders of a majority in principal of the then outstanding Securities of all such series that have been accelerated (voting as a single class). (SECTION 6.2)

    The Indenture contains a provision under which, subject to the duty of the trustee during a default to act with the required standard of care, (i) the Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, officers' certificate, opinion of counsel (or both), statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper person or persons and the Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit; (ii) before the Trustee acts or refrains from acting, it may require an officers' certificate and/or an opinion of counsel, which shall conform to the requirements of the Indenture and the Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion; subject to the terms of the Indenture, whenever in the administration of the trusts of the Indenture the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering or omitting any action under the Indenture, such matter (unless other evidence in respect thereof be specifically prescribed in the Indenture) may, in the absence of negligence or bad faith on the part of the Trustee, be deemed to be conclusively proved and established by an officers' certificate delivered to the Trustee, and such certificate, in the absence of negligence or bad faith on the part of the Trustee, shall be full warrant to the Trustee for any action taken, suffered or omitted by it under the provisions of the Indenture upon the faith thereof; (iii) the Trustee may act through its attorneys and agents not regularly in its employ and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care; (iv) any request, direction, order or demand of the Company mentioned in the Indenture shall be sufficiently evidenced by an officers' certificate (unless other evidence in respect thereof be specifically prescribed in the Indenture); and any Board Resolution may be evidenced to the Trustee by a copy thereof certified by the Secretary or an Assistant Secretary of the Company; (v) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request, order or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction; (vi) the Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers or for any action it takes or omits to take in accordance with the direction of the Holders in accordance with the Indenture relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under the Indenture; (vii) the Trustee may consult with counsel and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it under the Indenture in good faith and in reliance thereon; and (viii) prior to the occurrence of an Event of Default under the Indenture and after the curing or waiving of all Events of Default, the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, officers' certificate, opinion of counsel, Board Resolution, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document unless requested in writing so to do by the Holders of not less than a majority in aggregate principal amount of the Securities of all series affected then outstanding; PROVIDED that, if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of the Indenture, the Trustee may require reasonable indemnity against such expenses or liabilities as a condition to proceeding. (SECTION 7.2)

    Subject to such provisions in the Indenture for the indemnification of the Trustee and certain other limitations, the Holders of at least a majority in aggregate principal amount (or, if any Securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof established pursuant to the Indenture) of the outstanding Securities of all series affected (voting as a single class) may direct the time, method and place of conducting any proceeding for any remedy available to the

Trustee or exercising any trust or power conferred on the Trustee with respect to the Securities of such series by the Indenture; PROVIDED, that the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction; and PROVIDED FURTHER, that the Trustee may take any other action it deems proper that is not inconsistent with any directions received from Holders of Securities pursuant to this paragraph. (SECTION 6.5)

    Subject to various provisions in the Indenture, the Holders of at least a majority in principal amount (or, if the Securities are Original Issue Discount Securities, such portion of the principal as may be specified in the terms thereof established pursuant to the Indenture) of the outstanding Securities of all series affected (voting as a single class), by notice to the Trustee, may waive an existing Default or Event of Default with respect to the Securities of such series and its consequences, except a Default in the payment of principal of or interest on any Security as specified in clauses (a) or (b) of Section 6.1 of the Indenture or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Security affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default with respect to the Securities of such series arising therefrom shall be deemed to have been cured, for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto. (SECTION 6.4)

    The Indenture provides that no Holder of any Securities of any series may institute any proceeding, juridical or otherwise, with respect to the Indenture or the Securities of such series, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless: (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Securities of such series; (ii) the Holders of at least 25% in aggregate principal amount of outstanding Securities of all such series affected shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture; (iii) such Holder or Holders have offered to the Trustee indemnity reasonably satisfactory to the Trustee against any costs, liabilities or expenses to be incurred in compliance with such request; (iv) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Securities of all such affected series have not given the Trustee a direction that is inconsistent with such written request. A Holder may not use the Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder. (SECTION 6.6)

    The Indenture contains a covenant that the Company will file with the Trustee, within 15 days after the Company is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act. (SECTION 4.7)

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    The Indenture provides with respect to each series of Securities that the Company may terminate its obligations under the Securities of a series and the Indenture with respect to Securities of such series if: (i) all Securities of such series previously authenticated and delivered, with certain exceptions, have been delivered to the Trustee for cancellation and the Company has paid all sums payable by it under the Indenture; or (ii) (A) the Securities of such series mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption, (B) the Company irrevocably deposits in trust with the Trustee, as trust funds solely for the benefit of the Holders of such Securities, for that purpose, money or U.S. Government Obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee), without consideration of any reinvestment, to pay principal of and interest on the Securities of such series to maturity or redemption, as the case may be, and to pay all other sums payable by it under the Indenture, and (C) the Company delivers to the Trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the Company's Indenture relating to the satisfaction and discharge of the Indenture with respect to the Securities of such series have been complied with. With respect to the foregoing clause (i), only the Company's obligations to compensate and indemnify the Trustee under the Indenture shall survive. With respect to the foregoing clause (ii), only the Company's obligations to execute and deliver Securities of such series for authentication, to set the terms of the Securities of such series, to maintain an office or agency in respect of the Securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of Securities of such series, to deliver Securities of such series for replacement or to be cancelled, to compensate and indemnify the Trustee and to appoint a successor trustee, and its right to recover excess money held by the Trustee shall survive until such Securities are no longer outstanding. Thereafter, only the Company's obligations to compensate and indemnify the Trustee, and its right to recover excess money held by the Trustee shall survive. (SECTION 8.1)

    The Indenture provides that the Company (i) will be deemed to have paid and will be discharged from any and all obligations in respect of the Securities of any series, and the provisions of the Indenture will, except as noted below, no longer be in effect with respect to the Securities of such series ("legal defeasance") and (ii) may omit to comply with any term, provision or condition of the Indenture described above under "--Certain Covenants" (or any other specific covenant relating to such series provided for in a Board Resolution or supplemental indenture which may by its terms be defeased pursuant to the Indenture), and such omission shall be deemed not to be an Event of Default under clauses (c) or (f) of the first paragraph of "--Events of Default" with respect to the outstanding Securities of a series ("covenant defeasance"); PROVIDED that the following conditions shall have been satisfied: (A) the Company has irrevocably deposited in trust with the Trustee as trust funds solely for the benefit of the Holders of the Securities of such series, for payment of the principal of and interest on the Securities of such series, money or U.S. Government Obligations or a combination thereof sufficient (unless such funds consist solely of money, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee) without consideration of any reinvestment and after payment of all federal, state and local taxes or other charges and assessments in respect thereof payable by the Trustee, to pay and discharge the principal of and accrued interest on the outstanding Securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be; (B) such deposit will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound; (C) no Default with respect to such Securities of such series shall have occurred and be continuing on the date of such deposit; (D) the Company shall have delivered to the Trustee an opinion of counsel that (1) the Holders of the Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option under this provision of the Indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred and (2) the Holders of the Securities of such series have a valid security interest in the trust funds subject to no prior liens under the Uniform Commercial Code, and (E) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the Indenture relating to the defeasance contemplated have been complied with. In the case of legal defeasance under clause (i) above, the opinion of counsel referred to in clause (D)(1) above may be replaced by a ruling directed to the Trustee received from the Internal Revenue Service to the same effect. Subsequent to legal defeasance under clause (i) above, the Company's obligations to execute and deliver Securities of such series for authentication, to set the terms of the Securities of such series, to maintain an office or agency in respect of the Securities of such series, to have moneys held for payment in trust, to register the transfer or exchange of Securities of such series, to deliver Securities of such series for replacement or to be cancelled, to compensate and indemnify the Trustee and to appoint a successor trustee, and its right to recover excess money held by the Trustee shall survive until such Securities are no longer outstanding. After such Securities are no longer outstanding, in the case of legal defeasance under clause (i) above, only the Company's obligations to compensate and indemnify the Trustee and its right to recover excess money held by the Trustee shall survive. (SECTIONS 8.2 AND 8.3)

MODIFICATION OF THE INDENTURE

    The Indenture provides that the Company and the Trustee may amend or supplement the Indenture or the Securities of any series without notice to or the consent of any Holder: (1) to cure any ambiguity, defect or inconsistency in the Indenture; PROVIDED that such amendments or supplements shall not materially and adversely affect the interests of the Holders; (2) to comply with Article 5 of the Indenture; (3) to comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; (4) to evidence and provide for the acceptance of appointments under the Indenture with respect to the Securities of any or all series by a successor Trustee; (5) to establish the form or forms or terms of Securities of any series or of the coupons appertaining to such Securities as permitted under the Indenture; (6) to provide for uncertificated or unregistered Securities and to make all appropriate changes for such purpose; and (7) to make any change that does not materially and adversely affect the rights of any Holder. (SECTION 9.1)

    The Indenture also contains provisions whereby the Company and the Trustee, subject to certain conditions, without prior notice to any Holders, may amend the Indenture and the outstanding Securities of any series with the written consent of the Holders of a majority in principal amount of the Securities then outstanding of all series affected by such supplemental indenture (all such series voting as one class), and the Holders of a majority in principal amount of the outstanding Securities of all series affected thereby (all such series voting as one class) by written notice to the Trustee may waive future compliance by the Company with any provision of the Indenture or the Securities of such series. Notwithstanding the foregoing provisions, without the consent of each Holder affected thereby, an amendment or waiver, including a waiver pursuant to Section 6.4 of the Indenture, may not: (i) extend the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, such Holder's Security, or reduce the principal amount thereof or the rate of interest thereon (including any amount in respect of original issue discount), or any premium payable with respect thereto, or adversely affect the rights of such Holder under any mandatory redemption or repurchase provision or any right of redemption or repurchase at the option of such Holder, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or change any place of payment where, or the currency in which, any Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the due date therefor; (ii) reduce the percentage in principal amount of outstanding Securities of the relevant series the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the Indenture or certain Defaults and their consequences provided for in the Indenture; (iii) waive a Default in the payment of principal of or interest on any Security of such Holder; or (iv) modify any of the provisions of this section of the Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Security affected thereby. A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Securities, or which modifies the rights of Holders of Securities of such series with respect to such covenant or provision, shall be deemed not to affect the rights under the Indenture of the Holders of Securities of any other series or of the coupons appertaining to such Securities. It shall not be necessary for the consent of any Holder under this section of the Indenture to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement or waiver under this section of the Indenture becomes effective, the Company shall give to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. The Company will mail supplemental Indentures to Holders upon request. Any failure of the

Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver. (SECTION 9.2)

CONCERNING THE TRUSTEE

    The Company and its subsidiaries maintain ordinary banking relationships with Citibank, N.A. and its affiliates and a number of other banks. Citibank, N.A. is one of the five senior managing agents under the Company's principal revolving credit and commercial paper liquidity facilities and RJRN's credit agreements and is the trustee under various indentures pursuant to which RJRN has issued debt securities from time to time. Citibank, N.A. has also extended loans to various RJRN subsidiaries and provides certain cash management and other financial and agency services to RJRN and its subsidiaries.

                              PLAN OF DISTRIBUTION

    The Company may offer the Securities directly to purchasers or to or through underwriters, dealers or agents. Any such underwriters, dealers or agents involved in the offer and the sale of the Securities in respect of which this Prospectus is delivered will be named in the Prospectus Supplement. The Prospectus Supplement with respect to such Securities will also set forth the terms of the offering of such Securities, including the purchase price of such Securities and the proceeds of the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Prospectus Supplement will describe the method of distribution of the Securities.

    If underwriters are used in an offering of Securities, the name of each managing underwriter, if any, and any other underwriters and the terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement relating to such offering and the Securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. It is anticipated that any underwriting agreement pertaining to any Securities will (1) entitle the underwriters to indemnification by the Company against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the underwriters may be required to make in respect thereof, (2) provide that the obligations of the underwriters will be subject to certain conditions precedent and (3) provide that the underwriters will be obligated to purchase all Securities offered in a particular offering if any such Securities are purchased.

    If a dealer is used in an offering of Securities, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

    If an agent is used in an offering of Securities, the agent will be named, and the terms of the agency will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in such Prospectus Supplement, an agent will act on a best efforts basis for the period of its appointment.

    Dealers and agents named in a Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the Securities described therein and, under agreements which may be entered into with the Company, may be entitled to indemnification by the Company against certain civil liabilities under the Securities Act. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

    Offers to purchase Securities may be solicited, and sales thereof may be made, by the Company directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof. The terms of any such offer will be set forth in the Prospectus Supplement relating thereto.

    If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other agents of the Company to solicit offers by certain institutional investors to purchase Securities from the Company pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such purchasers must be approved by the Company. The obligations of any purchaser under any such contract will not be subject to any conditions except that (1) the purchase of the Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such purchaser is subject and (2) if the Securities are also being sold to underwriters, the Company shall have sold to such underwriters the Securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

    The anticipated date of delivery of Securities will be set forth in the Prospectus Supplement relating to each offering.

                                 LEGAL MATTERS

    The validity of the Securities will be passed upon for the Company by James
A. Kirkman III, Esq., Executive Vice President, General Counsel and Secretary of the Company. Mr. Kirkman owns options to purchase shares of Class A Common Stock which represent less than 0.1% of the currently outstanding shares of all classes of Nabisco Holdings Common Stock.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 incorporated herein by reference to the Company's Current Report on Form 8-K filed by Nabisco, Inc. on June 16, 1995, which includes the Company's annual report for the fiscal year ended December 31, 1994, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference herein, and have been so incorporated by reference in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

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    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE
ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NOTES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY THE COMPANY OR BY ANY UNDERWRITER THAT WOULD PERMIT A PUBLIC OFFERING OF THE NOTES OFFERED HEREBY OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN IN THE UNITED STATES. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS COME ARE REQUIRED BY THE COMPANY AND THE UNDERWRITERS TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THE OFFERING OF THE NOTES OFFERED HEREBY AND THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS.
                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                    PAGE
                                                  ---------
Use of Proceeds.................................        S-3
Risk Factors....................................        S-3
Description of the Notes........................        S-6
Certain Federal Income Tax Considerations.......        S-9
Underwriting....................................       S-12
Legal Matters...................................       S-13

                        PROSPECTUS

Available Information...........................          2
Incorporation of Documents by Reference.........          2
The Company.....................................          3
Ratio of Earnings to Fixed Charges..............          3
Use of Proceeds.................................          3
Description of Securities.......................          4
Plan of Distribution............................         16
Legal Matters...................................         17
Experts.........................................         17

                                 NABISCO, INC.
                                  $300,000,000
                             [XXX]% NOTES DUE 2011,
                       PUTABLE/CALLABLE FEBRUARY 15, 2001
                                  $300,000,000
                             [YYY]% NOTES DUE 2033,
                       PUTABLE/CALLABLE FEBRUARY 1, 2003
                                  $300,000,000
                             [ZZZ]% NOTES DUE 2035,
                       PUTABLE/CALLABLE FEBRUARY 1, 2005

                                     [LOGO]

                             PROSPECTUS SUPPLEMENT

                                JANUARY   , 1998
                             (INCLUDING PROSPECTUS
                            DATED DECEMBER 20, 1995)

                 MANAGERS FOR THE OFFERING OF THE [XXX]% NOTES:

MORGAN STANLEY DEAN WITTER

  UBS SECURITIES

    ABN AMRO CHICAGO CORPORATION

      LEHMAN BROTHERS INC.

        BANCAMERICA ROBERTSON STEPHENS

           CITICORP SECURITIES, INC.

                 MANAGERS FOR THE OFFERING OF THE [YYY]% NOTES:

UBS SECURITIES

  MORGAN STANLEY DEAN WITTER

    DEUTSCHE MORGAN GRENFELL

      SALOMON SMITH BARNEY

        BNY CAPITAL MARKETS, INC.

           BT ALEX. BROWN

                 MANAGERS FOR THE OFFERING OF THE [ZZZ]% NOTES:

UBS SECURITIES

  MORGAN STANLEY DEAN WITTER

    CHASE SECURITIES INC.

      MERRILL LYNCH & CO.

        CIBC OPPENHEIMER

          CREDIT LYONNAIS SECURITIES (USA) INC.

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